EXHIBIT 99.1

Dime Announces Senior Executive Succession Planning

Positions Dime for Continued Growth

Hauppauge, NY – October 24, 2025 – As part of its senior executive succession planning, Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company” or “Dime”), the parent company of Dime Community Bank (the “Bank”), announced the following:

•Conrad Gunther to retire at the end of 2025

•Thomas X. Geisel to assume Mr. Gunther’s responsibilities and appointed Chief Commercial Officer

•Avi Reddy, current Chief Financial Officer, to take on additional title of Chief Operating Officer

“Conrad has had a long and successful career, spanning over 50 years, as a commercial banker in the Greater Long Island marketplace, including successful stints at European American Bank and North Fork,” said Stuart H. Lubow, President and CEO of Dime. “Since joining Dime in 2017, Conrad’s acumen, experience, dedication, and hard work have been critical in transforming the Company into a diversified commercial bank with strong growth prospects. Earlier this year, Conrad and I began to plan for the future with the goal of providing Conrad more time to focus on his family, while allowing Dime to continue our growth trajectory. As part of a carefully executed succession plan, in February, we brought in Tom to deepen our management bench and further diversify our commercial banking platform. Given the seamless manner in which Tom has fit into the organization and his contributions to our growth trajectory, we plan to execute on the next stage of our plan. Over the next couple of months, Conrad will transition his day-to-day responsibilities to Tom, who has been appointed Chief Commercial Officer.”

Mr. Lubow continued, “In 2024, Avi’s role was expanded beyond the CFO function to include responsibility over all client-facing deposit businesses, including the branch network, municipal banking, the private client groups, and treasury management. In recognition of his expanded role and efforts across the Bank to advance our growth trajectory, Avi will take on the additional title of Chief Operating Officer. As Chief Operating Officer, he will continue to work with me across all of our business lines, corporate and support staff functions, and on all major strategic initiatives.”

EXHIBIT 99.1

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $14 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Operating Officer and Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 ¹ Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated.